CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of DZS Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of DZS Inc. on Forms S-8 (File Nos. 333-246295, 333-230236, 333-228276, 333-221568, 333- 202580, 333-194334, 333-180148, 333-172876, 333-165510, 333-158009, 333-155321, 333-149598, 333- 141153, 333-134217, 333-132336, 333-128092, 333-123369, 333-117142, 333-110713, 333-98855, 333-88732, 333-83422, 333-73352 and 333-61956) and on Form S-3 (File No. 333-230476).

/s/ GRANT THORNTON LLP

Dallas, Texas

March 11, 2021